EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Fourth Quarter Net Income of $580,000;
POPS Revenue Increases 55% to $4,925,000

MINNEAPOLIS – February 21, 2007 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,507,000 for the fourth quarter ended December 31, 2006, an increase of 39.6%, compared to net sales of $3,945,000 for the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $580,000 or $0.04 per share, compared to a net loss of $(1,311,000), or $(0.09) per share, for the fourth quarter of 2005. Insignia Point-of-Purchase Services® (POPS) revenue for the fourth quarter was $4,925,000, an increase of 55.4%, compared to the fourth quarter 2005 POPS revenue of $3,169,000. Stock-based compensation expense of $68,000 was recognized during the fourth quarter ended December 31, 2006 resulting from the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R effective January 1, 2006.

For the year ended December 31, 2006, net sales were $21,894,000, an increase of 11.7%, compared to net sales of $19,598,000 for 2005. Net income for the year ended December 31, 2006 was $2,396,000 or $0.16 per basic share ($0.15 per fully diluted share), compared to a net loss of $(3,308,000), or $(0.22) per share (basic and fully diluted) for the same period of 2005. Insignia POPS revenue for the year ended December 31, 2006 was $19,219,000, an increase of 16.9%, compared to POPS revenue of $16,445,000 for 2005. Stock-based compensation expense of $259,000 was recognized during 2006.

CEO Scott Drill commented, “We made substantial progress on multiple fronts in 2006 to position Insignia’s POPSign program for continued growth. The strategic alliance with Valassis is one of the most significant developments of the year. The relationship is working extremely well and continues to result in the highest level of sales activity in the history of POPS. Valassis recently established a new business unit devoted solely to the in-store advertising and promotion market. Other key achievements include the renewal of our agreements with Kroger, Safeway and A&P, a 20 percentage point improvement in POPS gross margin, and an $884,000 reduction in operating expenses.”

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

February 21, 2007	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 2

Drill continued, “On the legal front, the most important development was the denial of News America’s and Albertson’s Amended Motions to Dismiss on June 30, 2006. In addition, the intervention of the Minnesota Attorney General as a co-plantiff in the business disparagement portion of our case strengthens our legal position. We are now in the early stage of discovery in the Minnesota case. The schedule calls for us to be ready for trial by July 1, 2008.”

Drill went on to state, “We expect to be profitable again in the first quarter of 2007 in that we have POPS customer orders of approximately $5,100,000 with two weeks of selling time left. First quarter 2006 POPS revenue was $4,720,000. Our cash position at December 31, 2006 was $3,785,000. Legal expense for the 2006 fourth quarter was $310,000 versus $357,000 in the fourth quarter of 2005. For the year 2006, legal expense was $1,143,000 versus $1,352,000 in 2005.”

Conference Call

The Company will host a conference call today, February 21, at 4:00 p.m. Central Time. To access the live call, dial 800-474-8920. The conference code is 8149104. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through March 1, 2007. To access the replay, dial 888-203-1112 and reference the passcode 8149104.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark and Safeway. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

February 21, 2007	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 3

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

February 21, 2007	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 4

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006		2005
Net Sales	$5,507,000	$3,945,000	$21,894,000		$19,598,000
Cost of Sales(1)	2,473,000	2,686,000	10,054,000		12,519,000
Gross Profit	3,034,000	1,259,000	11,840,000		7,079,000
Operating Expenses:
Selling(1)	1,223,000	1,381,000	4,838,000		5,697,000
Marketing(1)	297,000	224,000	1,051,000		1,135,000
General & administrative(1)	951,000	963,000	3,637,000		3,578,000

Operating Income (Loss)	563,000	(1,309,000)	2,314,000		(3,331,000)
Other Income (Expense)	17,000	(2,000)	82,000	(2)	23,000

Net Income (Loss)	$580,000	$(1,311,000)	$2,396,000		$(3,308,000)

Net Income (Loss) Per Share
Basic	$0.04	$(0.09)	$0.16		$(0.22)
Diluted	$0.04	$(0.09)	$0.15		$(0.22)

Shares used in calculation of net income (loss) per share:
Basic	15,150,000	15,002,000	15,093,000		15,002,000
Diluted	15,917,000	15,002,000	15,556,000		15,002,000

(1)	Includes stock-based compensation expense of:

Cost of Sales	$18,000	$61,000
Selling	15,000	55,000
Marketing	9,000	32,000
General & Administrative	26,000	111,000
	$68,000	$259,000
(2)	Includes $100,000 related to the settlement with the founder of VALUStix.

SELECTED BALANCE SHEET DATA

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$3,785,000	$2,711,000
Working capital	5,017,000	2,592,000
Total assets	8,583,000	6,673,000
Total liabilities	3,721,000	4,601,000
Shareholders’ equity	4,862,000	2,072,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com